Exhibit 10.2
MANAGEMENT AGREEMENT
     THIS MANAGEMENT AGREEMENT, dated as of December ___, 2007, is entered into between TEEKAY TANKERS LTD. (the “Company”) , a corporation formed under the laws of the Republic of The Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands, MH96960, and TEEKAY TANKERS MANAGEMENT SERVICES LTD. (the “Manager”), a company formed under the laws of the Republic of The Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands, MH96960.
RECITALS
     A. Teekay Corporation recently formed the Company in anticipation of the Company’s initial public offering (the “Public Offering”) of shares of its Class A Common Stock, par value $0.01 per share (“Class A Common Shares”).
     B. In connection with the Public Offering, Teekay Corporation has caused or is causing to be transferred to the Company the IPO Vessels (as defined below).
     C. In order to ensure that the Company has access to adequate commercial, technical, administrative and strategic services with respect to the IPO Vessels, other vessels it may acquire and its business, the Company desires to engage the Manager to provide, directly or indirectly, such services to the Company, and the Manager desires to provide such services to the Company, on the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and premises of the Parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each Party), the Parties agree as follows:
1. DEFINITIONS AND INTERPRETATION
     1.1 Certain Definitions
     In this Agreement, including the recitals hereto, unless the context requires otherwise, the following terms shall have the respective meanings set forth below:
     “Accounting Referee” has the meaning ascribed to such term in Section 8.3.
     “Administrative Services” has the meaning ascribed to such term in Section 4.
     “Affiliates” means, with respect to any Person as at any particular date, any other Persons that directly or indirectly, through one or more intermediaries, are Controlled by, Control or are under common Control with the Person in question, and “Affiliate” means any one of them.

     “Agreement” means this Management Agreement, as the same may be amended or modified from time to time.
     “Applicable Laws” means, in respect of any Person, property, transaction or event, all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having authority over that Person, property, transaction or event and having the force of law, and all general principles of common law and equity.
     “Approved Budget” has the meaning ascribed to such term in Section 4.4(c).
     “Board of Directors” means the board of directors of the Company, as the same may be constituted from time to time.
     “Books and Records” means all books of accounts and records, including tax records, sales and purchase records, vessel records, computer software, formulae, business reports, plans and projections and all other documents, files, correspondence and other information of the Company with respect to the Vessels or the Tanker Business (whether or not in written, printed, electronic or computer printout form).
     “Business Day” means a day other than a Saturday, Sunday or statutory holiday on which the banks in Vancouver, British Columbia are required to close.
     “Cash Available for Distribution” means net income plus depreciation and amortization, loan cost amortization, non-cash tax costs and any write-offs or other non-recurring items.
     “Change of Control” has the meaning ascribed to such term in Section 10.5.
     “Charter” means a charter party agreement between a Company Group Member and any Person that relates to any of the Vessels (including any voyage or spot charters), and “Charters” means all such charter party agreements.
     “Charterers” means ConocoPhillips Company, Eiger Shipping SA, SABIC Hydrocarbons BV, Skaugen PetroTrans, Inc. and such other Persons that have entered or enter into, or assumed or assume the obligations under, by novation or otherwise, a Charter with a Company Group Member, and “Charterer” means any one of them.
     “Chief Executive Officer” means the chief executive officer of the Company.
     “Chief Financial Officer” means the chief financial officer of the Company.
     “Class A Common Shares” has the meaning ascribed to such term in the recitals to this Agreement.
     “Class B Common Shares” means shares of the Company’s Class B Common Stock, par value $0.01 per share.

     “Commercial Management Services” has the meaning ascribed to such term in Section 3.2.
     “Commercial Management Services Fee” has the meaning ascribed to such term in Section 8.1.
     “Common Shares” means, collectively, the Class A Common Shares and the Class B Common Shares.
     “Company” means Teekay Tankers Ltd. and any successor company permitted under this Agreement.
     “Company Breach” has the meaning ascribed to such term in Section 10.4(b).
     “Company Group” means the Company and its Subsidiaries.
     “Company Group Member” means any member of the Company Group.
     “Company Indemnified Persons” has the meaning ascribed to such term in Section 9.4.
     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors who was (a) a member of the Board of Directors immediately after the completion of the Public Offering or (b) nominated for election or elected to the Board of Directors with the approval of a majority of the directors then in office who were either directors immediately after the completion of the Public Offering or whose nomination or election was previously so approved.
     “Contribution Agreement” means the Contribution, Conveyance and Assumption Agreement, dated as of December      , 2007, among Teekay Corporation, Teekay Holdings Limited and the Company, as the same may be amended or modified from time to time.
     “Control” or “Controlled” means, with respect to any Person, the right to elect or appoint, directly or indirectly, a majority of the directors of such Person or a majority of the Persons who have the right, including any contractual right, to manage and direct the business, affairs and operations of such Person, or the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.
     “Costs and Expenses” has the meaning ascribed to such term in Section 8.1.
     “Credit Facilities” means the credit facility agreements listed below, as the same may be amended or modified from time to time, and any and all other credit facilities or other financing facilities entered into by the Company with respect to the Tanker Business or the Vessels, including any replacement facilities: (a) Secured Credit Agreement dated December 17, 2003, among the borrowers party thereto (including, among others, Erik Spirit L.L.C. and Matterhorn Spirit L.L.C.) and The Export-Import Bank of Korea, Fortis Capital Corp. and the other lenders party thereto and (b) the Secured Facility Agreement dated November 28, 2007, among the borrowers party thereto (including, among others, Everest Spirit Holding L.L.C., Falster Spirit Holding L.L.C., Kanata Spirit Holding L.L.C., Kareela Spirit Holding L.L.C., Kyeema Spirit Holding L.L.C., Nassau Spirit Holding L.L.C. and Sotra Spirit Holding L.L.C.) and the lenders party thereto and Nordea Bank Finland PLC, as Agent and Security Trustee.

     “Crew” means the master, officers, employees and other crew members of a Vessel.
     “Crew Employment and Support Expenses” means all Employment Expenses of the Crew and all expenses of a general nature that are not particularly connected to any individual member of the Crew or any individual Vessel that are incurred for the purpose of providing Crew Management Services and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, study pay, recruitment and interviews.
     “Crew Insurances” means insurances against crew risks, including death, sickness, repatriation, injury, shipwreck, unemployment indemnity and loss of personal effects.
     “Crew Management Services” has the meaning ascribed to such term in Section 3.3.
     “Designated Representative” and “Designated Representatives” each have the meaning ascribed to such terms in Section 11.1.
     “Dispute” has the meaning ascribed to such term in Section 11.1.
     “Dividend” means any cash dividend paid by the Company on all outstanding Common Shares, other than any Liquidating Dividends.
     “Draft Budget” has the meaning ascribed to such term in Section 4.4(a).
     “Employment Expenses” means all costs, expenses, liabilities and obligations related to or incurred in respect of employment, including salaries, fees, wages, incentive pay, gratuities, bonuses, vacation pay, holiday pay, other paid leave, overtime, standby pay, sick pay, workers’ compensation contributions or costs, benefits and related costs, statutory contributions and remittances, pension plan contributions and costs, recruitment costs, Severance Costs, payroll and accounting costs, training and education costs, discounts, meals, accommodation, administrative costs, travel costs, perquisites, relocation expenses and uniform expenses.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Executive Vice President” means any executive vice president of the Company.
     “Existing Ownership Group” means Teekay Corporation and all Affiliates thereof.
     “Fiscal Quarter” means a fiscal quarter for the Company or, in the case of the fiscal quarter ending December 31, 2007, the portion of such fiscal quarter between the date of this Agreement and the commencement of the next fiscal quarter.
     “Fiscal Year” means the fiscal year of the Company, being the twelve-month period ending December 31.
     “Force Majeure Event” has the meaning ascribed to such term in Section 12.3.

     “GAAP” means generally accepted accounting principles consistently applied in the United States.
     “Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, any multinational or supranational organization, any government agency (including the SEC), any tribunal, labor relations board, commission or stock exchange (including the New York Stock Exchange), and any other authority or organization exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.
     “Initial Term” has the meaning ascribed to such term in Section 10.1.
     “Insurances” has the meaning ascribed to such term in Section 3.4.
     “IPO Vessels” means the vessels set out in Schedule A to this Agreement as of the date hereof and prior to any amendment of Schedule A, and “IPO Vessel” means any one of such Vessels.
     “ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organization by resolution A.741(18), as the same may have been or may be amended or supplemented from time to time.
     “ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organization, as the same may have been or may be amended or supplemented from time to time.
     “Legal Action” means any action, claim, complaint, demand, suit, judgment, investigation or proceeding, pending or threatened, by any Person or before any Governmental Authority.
     “Lenders” means the lenders, facility agent, security trustee, swap banks, swap agent or other financial institution contemplated by any of the Credit Facilities.
     “License” and “Licenses” each have the meaning ascribed to such terms in Section 3.1(p).
     “Liquidating Dividend” means any dividend or other distribution in respect of any Common Shares paid in connection with the liquidation, dissolution, bankruptcy or winding up of the Company, any merger of the Company or any sale or other conveyance of all or substantially all the assets of the Company.
     “Losses” means losses, expenses, costs, liabilities and damages, excluding lost profits and consequential damages, but including interest charges, penalties, fines and monetary sanctions.
     “Management Services” means, collectively, the Technical Services, the Administrative Services and the Strategic Services.
     “Management Services Fee” has the meaning ascribed to such term in Section 8.1.
     “Manager” means Teekay Tankers Management Services Ltd. or any successor thereof permitted in accordance with this Agreement.

     “Manager Breach” has the meaning ascribed to such term in Section 10.3(a).
     “Manager Indemnified Persons” has the meaning ascribed to such term in Section 9.3.
     “Manager Misconduct” has the meaning ascribed to such term in Section 9.1(a).
     “Manager’s Personnel” means all individuals who are employed by or have entered into consulting arrangements with the Manager or any subcontractor under Section 2.3, other than the Crew.
     “Mediator’s Report” has the meaning ascribed to such term in Section 11.2(c).
     “Other Financing Agreements” has the meaning ascribed to such term in Section 4.2(c).
     “Parties” means the Company and the Manager, and “Party” means either one of them.
     “Performance Fee” has the meaning ascribed to such term in Section 8.5(a).
     “Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or trustee, unincorporated organization, association, Governmental Authority or other entity.
     “Pre-delivery Purchases and Expenses” has the meaning ascribed to such term in Section 5.4.
     “Pre-delivery Services” has the meaning ascribed to such term in Section 5.3.
     “Public Offering” has the meaning ascribed to such term in the recitals to this Agreement.
     “Questioned Items” has the meaning ascribed to such term in Section 4.4(b), and “Questioned Item” means any of them.
     “Renewal Term” has the meaning ascribed to such term in Section 10.2.
     “SEC” means the United States Securities and Exchange Commission.
     “Severance Costs” means the termination or severance liabilities, costs and expenses that employers are legally obliged to provide or pay to or in respect of their employees, or the compensation or damages owed in lieu of such liabilities, costs and expenses, as a result of the termination of any employment.
     “STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping to Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.
     “Stores and Equipment” means the stores, spares, lubricating oil, supplies and equipment that customarily are considered part of a Tanker for which a buyer would ordinarily reimburse a seller on the sale of such Tanker, and does not include consumables that are not of incremental value to the Tanker.
     “Strategic Opportunity” has the meaning ascribed to such term in Section 5.1.
     “Strategic Services” has the meaning ascribed to such term in Section 5.

     “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Persons Controlled by such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Person Controlled by such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, one or more Persons Controlled by such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Persons Controlled by such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
     “Tanker Assets” means Tankers and any assets that are customarily owned or operated in conjunction with Tankers, in each case that are encompassed within the definition of the Tanker Business.
     “Tanker Business” means the Company’s business of owning, operating and/or chartering or re-chartering Tankers to other Persons and any other lawful act or activity customarily conducted in conjunction therewith.
     “Tankers” means, collectively, conventional oil tankers and product tankers.
     “Technical Services” has the meaning ascribed to such term in Section 3.
     “Teekay Pool Agreement” means the Gross Revenue Sharing Pool Agreement, dated as of December ___, 2007, among Teekay Chartering Limited, Teekay Corporation and the Company, as the same may be amended or modified from time to time.
     “Term” means the Initial Term and any Renewal Term, in each case subject to any early termination of this Agreement as permitted herein.
     “Termination Payment” means an amount of cash equal to the aggregate Performance Fees payable for the five full Fiscal Years immediately preceding the date of its determination; provided, however, that if the amount of the Termination Payment is to be determined in connection with termination of this Agreement prior to December 31, 2012, the Termination Payment shall be calculated by multiplying the aggregate Performance Fees payable for the completed full Fiscal Years under this Agreement immediately preceding the date of such determination by a fraction, the numerator of which is five and the denominator of which is the number of such completed full Fiscal Years.
     “Vessels” means the vessels owned by the Company or any of its Subsidiaries from time to time as set out in Schedule A, as the same may be amended from time to time in accordance with Section 2.8, and “Vessel” means any one of such vessels.
     “Voting Securities” means securities of all classes of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

     “Warehousing Service” has the meaning ascribed to such term in Section 5.2.
     1.2 Construction
     In this Agreement, unless the context requires otherwise:
     (a) references to laws and regulations refer to such laws and regulations as they may be amended from time to time, and references to particular provisions of a law or regulation include any corresponding provisions of any succeeding law or regulation;
     (b) references to money refer to legal currency of the United States;
     (c) the word “including” when following any general term or statement shall not be construed as limiting the general term or statement to the specific matter immediately following the word “including” or to similar matters, and the general term or statement shall be construed as referring to all matters that reasonably could fall within the broadest possible scope of the general term or statement;
     (d) words importing the singular include the plural and vice versa, and words importing gender include all genders; and
     (e) a reference to an “approval,” “authorization,” “consent,” “notice” or “agreement” means an approval, authorization, consent, notice or agreement, as the case may be, in writing.
     1.3 Headings
     All article or section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.
2. ENGAGEMENT OF MANAGER
     2.1 Engagement
     The Company hereby engages the Manager to provide, upon the Company’s request, the Management Services specified herein and, subject to the terms hereof, to manage each Vessel for and on behalf of the relevant Company Group Member, and the Manager hereby accepts such engagement, all in accordance with the terms of this Agreement. The Company and the Manager each acknowledge that to the extent set out in this Agreement, the Manager is acting solely on behalf of, as agent of and for the account of, the relevant Company Group Member. The Manager shall advise Persons with whom it deals on behalf of the relevant Company Group Member that it is conducting such business for and on behalf of such Company Group Member.
     2.2 Powers and Duties of the Manager
     The Manager has the power and authority to take such actions on its own behalf or on behalf of the relevant Company Group Member as it from time to time considers necessary or appropriate to enable it to perform its obligations under this Agreement, subject to customary oversight and supervision of the Company, its Board of Directors and its executive officers. The Manager shall use its best efforts to provide the Management Services hereunder in a commercially reasonable manner and in accordance with customary ship management practice and with the care, diligence and skill that a prudent manager of vessels such as the Vessels would possess and exercise, except that the Manager in the performance of its management responsibilities under this Agreement may have regard to its overall responsibility in relation to all vessels as may from time to time be entrusted to its management and in particular, but without prejudice to the generality of the foregoing, the Manager may allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Manager, acting reasonably, considers to be fair and reasonable.
     2.3 Ability to Subcontract
     The Manager may subcontract any of its duties and obligations hereunder to provide Management Services to any of its Affiliates without the consent of the Company and may subcontract its duties and obligations hereunder to provide Management Services to Persons that are not Affiliates with the prior written consent of the Company; provided, however, that the Manager may subcontract with Unicom Management Services (Cyprus) Ltd., which is not an Affiliate of the Manager, for technical management of the Nassau Spirit Vessel without the further consent of the Company. In the event of any subcontract by the Manager, the Manager shall promptly notify the Company thereof and shall remain fully liable for the due performance of its obligations under this Agreement.
     2.4 Outside Activities
     The Company acknowledges that the Manager and its Affiliates may have business interests and engage in business activities in addition to those relating to the Company Group, for their own respective accounts and for the accounts of other Persons. The Manager and its Affiliates may undertake activities that may compete with the activities of the Company Group.
     2.5 Exclusive Appointment
     The Company acknowledges that the appointment of the Manager hereunder is an exclusive appointment for the Term. The Company shall not appoint other managers with respect to the Vessels or the Tanker Business during the Term, except in circumstances in which it is necessary to do so in order to comply with Applicable Law or as otherwise agreed by the Manager in writing. Notwithstanding the foregoing, this Section 2.5 shall not prohibit the Company from having its own employees perform Management Services nor shall it prohibit other Affiliates of Teekay Corporation (or its successors) from providing Commercial Management Services to Vessels under the Teekay Pool Agreement.
     2.6 Authority of the Parties
     Each Party represents to the other that it is duly authorized with full power and authority to execute, deliver and perform its obligations under this Agreement. The Company represents that the engagement of the Manager has been duly authorized by the Company and is in accordance with all governing documents of the Company.

     2.7 Inspection of Books and Records
     At all reasonable times and on reasonable notice, any Person authorized by the Company may inspect, examine, copy and audit the Books and Records of the Company kept by the Manager pursuant to this Agreement.
     2.8 Changes to Vessels subject to this Agreement
     A list of Vessels subject to this Agreement as of the date hereof is set forth on Schedule A attached hereto. Unless otherwise agreed to by the Parties, all Tankers the Company may add to its fleet after the date hereof shall become subject to the engagement under this Agreement. The Company, with reasonable notice to the Manager, may remove any Vessel from the engagement under this Agreement, provided that the Manager is being engaged to manage such Vessel under a separate agreement with the Company or the Manager otherwise consents to such removal. Notwithstanding the provisions of this Section 2.8, a Vessel shall automatically be removed from engagement under this Agreement upon a sale or, unless otherwise agreed to by the Parties, a total loss of such Vessel, and the Company may sell any Vessel subject to the engagement under this Agreement at any time in its sole discretion. Upon any addition of a Vessel to this engagement or any removal of a Vessel from this engagement, the Parties shall amend Schedule A to reflect such change.
3. TECHNICAL SERVICES
     Subject to Section 9.2, the Manager shall, at its own expense, provide to the Company the services described in this Section 3 (collectively, the “Technical Services”).
     3.1 Technical Vessel Management Services
     Commencing with the acquisition of each Vessel by any Company Group Member, the Manager shall provide all usual and customary technical vessel management services with respect to the operation of such Vessel, including the following:
     (a) supervising the day-to-day operation, maintenance, safety and general efficiency of the Vessel to ensure the seaworthiness and maintenance condition of the Vessel;
     (b) arranging for, supervising and paying for general and routine repairs, alterations and maintenance of the Vessel;
     (c) purchasing the necessary stores, spares, lubricating oil, supplies and equipment (other than such equipment as is covered by Section 9.2) for the operation of such Vessel;
     (d) appointing such surveyors, supervisors, technical consultants and other support for the Vessel on behalf of the relevant Company Group Member as the Manager may consider from time to time to be necessary;
     (e) providing technical and shore-side support for the Vessel and attending to all other technical matters necessary for the operation of the Vessel;

     (f) handling of the Vessel while in ports or transiting canals, either directly or by use of vessel agents, unless otherwise handled by the Charterer;
     (g) procuring and arranging for port entrance and clearance, pilots, vessel agents, consular approvals, and other services necessary or desirable for the management and safe operation of the Vessel, unless otherwise procured or arranged by the Charterer;
     (h) preparing, issuing (or causing to be issued) to shippers customary freight contracts, cargo receipts and bills of lading, unless prepared, issued or arranged for by the Charterer;
     (i) performing all usual and customary duties relating to the loading and discharging of cargoes at all ports, unless performed by the Charterer;
     (j) arranging for the prompt dispatch of the Vessel from loading and discharging ports in accordance with the instructions of the Charterer and for transit through canals;
     (k) subject to Section 4.5(b), arranging for employment of counsel and the investigation, follow-up and negotiation of the settlement of all claims arising in connection with the operation of the Vessel;
     (l) paying all ordinary charges incurred in connection with the management of the Vessel, including canal tolls, port charges, any amounts due to any Governmental Authority with respect to the Crew and all duties and taxes in respect of cargo or freight (whether levied against the Vessel or the Company), unless otherwise paid by the Charterer;
     (m) promptly upon the Company’s request, reporting to the Company the Vessel’s movement, position at sea, arrival and departure dates, and major casualties and damages received or caused by the Vessel;
     (n) informing the Company promptly of any release or discharge of oil or other hazardous material not in compliance with Applicable Laws;
     (o) upon the Company’s request, providing the Company with a copy of any vessel inspection reports, valuations, surveys, insurance claims and other similar reports prepared by ship brokers, valuators, surveyors, classification societies or insurers; and
     (p) arranging and paying for any and all licenses, permits, franchises, registrations and similar authorizations of any Governmental Authority that are necessary and used in the operation of the Vessel (each a “License” and, collectively, the “Licenses”).
     3.2 Commercial Management Services
     Commencing with the acquisition of each Vessel by any Company Group Member and subject to Section 2.5, the Manager shall provide all usual and customary commercial management services with respect to such Vessel, including the following (collectively, the “Commercial Management Services”):
     (a) marketing and promoting the Vessel;

     (b) identifying, negotiating and securing Charterers and Charters and other employment for the Vessels for and on behalf of the relevant Company Group Member;
     (c) monitoring proper payment to any Company Group Member or its nominee of all hire and freight revenues or other moneys of whatsoever nature arising out of the employment of the Vessel or otherwise in connection with the Vessel to which the Company or any Company Group Member may be entitled;
     (d) providing voyage estimates and accounts and calculating and invoicing of hire, freights, demurrage and dispatch moneys due from or due to the Charterers of the Vessel;
     (e) administering the Charters; and
     (f) taking all other actions relating to commercial management of the Vessel as the Manager deems necessary to fulfill its obligations under this Agreement.
     3.3 Crew Management Services
     Commencing with or, to the extent reasonably necessary for the provision of the Crew Management Services in an efficient manner, prior to the acquisition of each Vessel by a Company Group Member, the Manager shall provide all usual and customary crew management services in respect of such Vessel and shall manage all aspects of the employment of the Crew, including the following (collectively, the “Crew Management Services”):
     (a) procuring, supervising and managing suitably qualified Crew, which in the opinion of the Manager is required for the Vessel in accordance with the STCW 95 requirements;
     (b) recruiting, selecting, hiring and engaging the Vessel’s Crew, and arranging and paying, at its own expense, all compensation and administering payroll arrangements, pensions and other benefits and insurance for the Crew (including processing all claims);
     (c) ensuring that the Applicable Laws of the flag of the Vessel and all places where the Vessel trades are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations, including any statutory withholding tax requirements and social insurance requirements;
     (d) ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag state requirements and, in the absence of applicable flag state requirements, the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and shall be maintained for the duration of their service on board the Vessel;
     (e) ensuring that the Crew have command of the English language at a sufficient standard to enable them to perform their duties effectively and safely;
     (f) arranging for all transportation (including repatriation), board and lodging for the Crew as and when required at rates and types of accommodations as are customary in the industry;

     (g) attending to and supervising the training, discipline, discharge and other terms and conditions of employment of the Crew;
     (h) conducting all union negotiations for and on behalf of the Company pursuant to Section 4.5(c);
     (i) administering the Company’s and the Manager’s drug and alcohol policies in respect of the Crew;
     (j) ensuring that any concerns of the Charterer with respect to the master or any of the officers or other members of the Crew are appropriately investigated in a timely manner, communicating the results of such investigations to the Charterer and the Company and, if such concerns are well-founded, ensuring that any appropriate remedial actions are promptly taken;
     (k) keeping and maintaining full and complete records of any labor agreements that may be entered into with the Crew and reporting to the Company reasonably promptly after notice or knowledge thereof is received of any change or proposed change in labor agreements or other regulations relating to the Crew;
     (l) negotiating the settlement of all wages with the Crew during the course of and upon termination of their employment;
     (m) handling all details and negotiating the settlement of any and all claims of the Crew including those arising out of accidents, sickness, death, loss of personal effects, disputes under articles or contracts of enlistment, policies of insurance and fines;
     (n) keeping and maintaining all administrative and financial records relating to the Crew as required by Applicable Law and any applicable labor or collective agreements of the Company or the Manager, and promptly rendering to the Company any and all reports when, as and in such form as reasonably requested by the Company; and
     (o) performing any other function in connection with the Crew as may be reasonably requested by the Company from time to time.
     3.4 Insurance
     The Manager shall obtain, purchase and maintain insurance for each Vessel for and on behalf of the relevant Company Group Member against physical damage, total loss, third party liability and other risks normally insured against in accordance with industry practice, including the following (collectively with any additional insurances required under the Credit Facilities, the “Insurances”):
     (a) usual hull and machinery marine risks (including crew negligence) and excess liabilities;
     (b) protection and indemnity risks (including pollution risks and Crew Insurances); and
     (c) war risks (including protection and indemnity and crew risks);

each in accordance with the customary practice of prudent owners of vessels of a similar type to each Vessel, with insurance companies, underwriters or associations in amounts and on terms that are in accordance with industry practice, and in any event, are no less than the market value of the Vessel (and in the case of protection and indemnity coverage, entered for the Vessel’s full gross tonnage). Notwithstanding the foregoing, the Manager shall not obtain, purchase or maintain off-hire insurance for the Vessels unless requested by the Company.
     The Manager shall procure for and on behalf of the Company any such additional insurance required under the Credit Facilities, including, as applicable, arranging for any of the Lenders thereto being named as “loss payee” or “additional insured” in accordance with the terms of the Credit Facilities.
     The Manager shall pay on behalf of the relevant Company Group Member all premiums and calls on the Insurances promptly and in any event by their due date. The Manager shall cooperate with the Company’s insurers and underwriters with respect to the investigation or settlement of claims by the relevant Company Group Member or any third party under the Insurances, including taking necessary steps to have repairs contemplated in Section 9.2(a) covered by the applicable insurance policy or policies.
     3.5 Drydocking, Repairs and Improvements
     Subject to Section 9.2, the Manager shall arrange and pay for and supervise the drydockings, repairs, alterations and maintenance of each Vessel to the standards required to ensure that such Vessel will comply, in all material respects, with the laws of the flag of such Vessel and of the jurisdictions where such Vessel trades and all requirements and recommendations of the applicable classification society. Notwithstanding the foregoing and subject to this Section 3.5, the Manager shall pay only for the costs and expenses associated with normally scheduled drydockings and general and routine repairs, maintenance and alterations of the Vessels. The Company shall make available to the Manager sufficient funds for such other drydockings, repairs, alterations and maintenance as described in Section 9.2.
     3.6 Regulatory Compliance Services
     The Manager shall operate and maintain the Vessels, and take all actions necessary to ensure that each Vessel is, in compliance with all Applicable Laws, including the laws of the applicable flag each Vessel may bear, the Applicable Laws of the countries to which the Vessels trade and with the requirements of the relevant classification society, the ISM Code and the ISPS Code.
4. ADMINISTRATIVE SERVICES
     The Manager shall, at its own expense, provide to the Company the services described in this Section 4 (collectively, the “Administrative Services”).
     4.1 Accounting and Records
     The Manager shall, on behalf of the Company, establish an accounting system, including the development, implementation, maintenance and monitoring of internal control over financial reporting and disclosure controls and procedures, and maintain Books and Records, with such modifications as may be necessary to comply with Applicable Laws. The Books and Records shall contain particulars of receipts and disbursements relating to the Company’s assets and liabilities and such Books and Records shall be kept pursuant to normal commercial practices that will permit financial statements to be prepared for the Company in accordance with GAAP. The Books and Records shall be the property of the Company but shall be kept at the Manager’s primary office or such other place as the Company and the Manager may mutually agree. Upon expiry or termination of this Agreement, all of the Books and Records shall be provided to the Company or a new manager pursuant to Section 10.6(e).
     4.2 Reporting Requirements
     The Manager shall prepare and deliver to the Chief Executive Officer and the Chief Financial Officer the following reports:
     (a) a quarterly report to be delivered within 45 days of the end of each Fiscal Quarter setting out the interim financial results of the Company for such quarter and for the applicable Fiscal Year through the end of such Fiscal Quarter;
     (b) a draft of the reports, certificates, documents and other information required under the Credit Facilities and any other financing arrangements of the Company (“Other Financing Agreements”) to be delivered at least two Business Days prior to their required delivery to the Lenders or lenders under Other Financing Agreements;
     (c) as and when requested by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer, draft reports regarding financial and other information required in connection with Applicable Laws (including annual and other reports that may be required to be filed under the Exchange Act and all other Applicable Laws); and
     (d) as and when reasonably requested by the Company from time to time, such other reports with respect to financial and other information of the Company.
     4.3 Financial Statements and Tax Returns
     At the instruction of the Chief Financial Officer, the Manager shall prepare for review by the Chief Financial Officer and the Audit Committee of the Board of Directors the following:
     (a) within 45 days of the end of each Fiscal Quarter, unaudited financial statements of the Company for such Fiscal Quarter, to be reviewed by the external auditors of the Company, prepared in accordance with GAAP and the rules and regulations of the SEC, on a consolidated basis with all Subsidiaries of the Company;
     (b) within 90 days of the end of each Fiscal Year, financial statements of the Company for such Fiscal Year, to be audited by the external auditors of the Company, prepared in accordance with GAAP and the rules and regulations of the SEC, on a consolidated basis with all Subsidiaries of the Company; and
     (c) tax returns for the Company and all of its Subsidiaries required to be filed by Applicable Laws.
     Notwithstanding the foregoing, in the event that the Company shall cease to be a foreign private issuer, the Manager shall provide to the Company the financial statements referred to in clauses (a) and (b) above within such periods as shall be required for the Company to comply with any reporting requirements under the Exchange Act or other similar applicable laws and regulations.

     In addition, the Manager shall attend to the time calculation and payment of all taxes payable by the Company. At the instruction of the Chief Financial Officer, the Manager shall cause the Company’s external accountants to review the Company’s unaudited financial statements, audit the Company’s annual financial statements and finalize tax returns. The Manager shall make available to the Company’s accountants the relevant Books and Records for the Company and shall assist the accountants in otherwise preparing the relevant financial statements and tax returns.
     4.4 Budgets and Corporate Planning
          (a) Draft Budgets
     On or before November 30 of each year, the Manager, in consultation with the Chief Executive Officer and the Chief Financial Officer, shall prepare and submit to the Board of Directors a detailed draft budget for the next Fiscal Year in a format acceptable to the Board of Directors and generally used by the Manager, which shall include: (1) a statement of estimated revenue and expenses, including Costs and Expenses; and (2) a proposed budget for capital expenditures, repairs and alterations, including proposed expenditures in respect of drydockings, together with an analysis as to when and why such expenditures, repairs and alterations may be required (the “Draft Budget”).
          (b) Process for Finalizing the Draft Budget
     For a period of twenty (20) days after receipt of the Draft Budget, the Board of Directors may request further details and submit written comments on the Draft Budget. If, after reviewing the Draft Budget, the Company does not agree with any term thereof, the Company shall, within the same twenty (20) day period, give the Manager notice of such disagreements and terms (the “Questioned Items”) and a proposal for resolution of each such Questioned Item. The Company and the Manager shall endeavor to resolve any such differences between them with respect to the Questioned Items. In resolving any Questioned Item, the Company and the Manager shall consider, among other things, the Company’s obligations under any relevant Charters, the Credit Facilities and the Other Financing Agreements.
          (c) Approved Budget
     By December 31 of the relevant Fiscal Year, the Manager shall prepare and deliver to the Company a revised budget that has been approved by the Board of Directors (the “Approved Budget”). However, the Company acknowledges that the Approved Budget is only an estimate of the performance of the Vessels and the Manager makes no assurance, representation or warranty that the actual performance of the Vessels in the applicable Fiscal Year will correspond to the estimates contained in the Approved Budget for such Fiscal Year. The Parties acknowledge that any projections contained in the Approved Budget are subject to and may be affected by changes in financial, economic and other conditions and circumstances beyond the control of the Parties.
          (d) Amendments to Approved Budget
     The Manager may, from time to time, in any Fiscal Year propose amendments to the Approved Budget upon at least fifteen (15) days prior notice to the Company, in which event the Company shall have the right to approve the amendments in accordance with the process set out in Section 4.4(b), with the relevant time periods being amended accordingly and provided that any Questioned Items are resolved within forty-five (45) days of receipt of the notice by the Company. Whenever, due to circumstances beyond the reasonable control of the Manager, emergency expenditures are required to ensure that any Vessels are operated and maintained as required under any applicable Charters, the Manager may make such emergency expenditures and reasonably request prompt reimbursement thereof, to the extent that such items are the responsibility of the Company, including pursuant to Sections 5.4 and 9.2, even if such expenditures are not included or reflected in the Approved Budget.
     4.5 Legal and Securities Compliance Services
          (a) Responsibilities of the Manager
     The Manager shall assist the Company with the following items, whether or not related to any of the Vessels:
     (i) ensuring that the Company is in compliance with all Applicable Laws, including all relevant securities laws and the rules and regulations of the SEC, The New York Stock Exchange and any other securities exchange upon which the Company’s securities are listed;
     (ii) arranging for the provision of advisory services to the Company with respect to the Company’s obligations under applicable securities laws in the United States and arranging for compliance with all disclosure and reporting obligations under applicable securities laws, including the preparation for review, approval and filing by the Company of reports and other documents with the SEC and all other applicable regulatory authorities;
     (iii) maintaining the Company’s corporate existence and good standing in all necessary jurisdictions and assisting in all other corporate and regulatory compliance matters;
     (iv) conducting investor relations functions on behalf of the Company; provided, however, that nothing herein shall permit or authorize the Manager to determine the content of any communications by the Company to its stockholders; and
     (v) adjusting and negotiating settlements, with or on behalf of claimants or underwriters, of any claim, damages for which are recoverable under insurance policies.
          (b) Administration and Settlement of Legal Actions
     If any Legal Action is commenced against or is required to be commenced in favor of any Company Group Member or any of the Vessels, the Manager shall arrange for the commencement or defense of such Legal Action, as the case may be, in the name of, on behalf of and at the expense of the Company Group Member, including retaining and instructing legal counsel, investigating the substance of the Legal Action and entering pleadings with respect to the Legal Action. The Manager shall assist the Company in administering and supervising any such Legal Actions and shall keep the Company advised of the status thereof. The Manager may settle any Legal Action on behalf of a Company Group Member where the amount of settlement is less than $50,000 with the approval of the Chief Executive Officer and the Chief Financial Officer and, in excess of such amount, with the approval of the Board of Directors.

          (c) Labor Relations Proceedings
     For Legal Actions in favor of or against any Company Group Member that relate to labor relations or employment proceedings, strikes or collective bargaining, the Manager shall represent the Company Group Member in any such labor relations or employment proceedings and shall undertake any labor relations or employment negotiations in respect of any of the Vessels or any Company Group Member on behalf of such Company Group Member, should such representation or negotiations be required, with such labor organization or other Person that becomes lawfully entitled to represent the Crew. The Manager shall keep the Company advised of the progress of any such labor relations proceedings or negotiations. The Manager may enter into collective bargaining agreements and other labor or employment agreements and any material amendments thereto; provided, however, that such agreements and amendments must be approved by the Board of Directors if the terms and conditions of any such agreements or amendments are inconsistent, in a material and adverse way to the Company Group Member, with other collective bargaining agreements concerning or in respect of the Crew.
          (d) Interaction with Regulatory Authorities
     Notwithstanding anything in this Section 4 or otherwise, the Manager shall not act for or on behalf of the Company in its relationships with regulatory authorities except to the extent specifically authorized by the Company from time to time.
     4.6 Bank Accounts
          (a) Administration by Manager
     The Manager shall oversee banking services for the Company and shall establish in the name of the Company an operating account, a retention account and such other accounts with such financial institutions as the Company may request. The Manager shall administer and manage all of the Company’s cash and accounts, including making any deposits and withdrawals reasonably necessary for the management of its business and day-to-day operations. The Manager shall promptly deposit all moneys payable to the Company and received by the Manager into a bank account held in the name of the Company.
          (b) Payments from Operating Account
     On or about the date of this Agreement, the Company shall transfer or shall arrange to transfer sufficient funds representing any prepaid charter hire for the IPO Vessels into the operating account of the Company. The Company shall ensure that all charter hire associated with each Charter is paid by the applicable Charterer into the operating account. Unless otherwise instructed by the Company, the Manager shall instruct the financial institutions at which the accounts have been established to pay from the operating account, as and when required, amounts payable under the Credit Facilities and Other Financing Agreements.
     4.7 License
     The Manager shall procure, and the Company shall enter into, a license agreement that permits the Company to use the “Teekay” name and trademark in connection with its business.

     4.8 Other Administrative Services
     The Manager shall:
     (a) develop, maintain and monitor internal audit controls, disclosure controls and information technology for the Company;
     (b) assist with arranging board meetings and preparing board and committee meeting materials, including, as applicable, agendas, discussion papers, analyses and reports;
     (c) prepare and provide such reports and accounting information so as to permit the Board of Directors to determine the amount of the Company’s Cash Available for Distribution and Dividends to the Company’s stockholders, and to assist the Company in making arrangements with the Company’s transfer agent for the payment of Dividends to the stockholders;
     (d) obtain, on behalf of the Company, general insurance, director and officer liability insurance and other insurance of the Company not related to the Vessels that would normally be obtained for a company in a similar business to that of the Company;
     (e) administer payroll services, benefits and directors fees, as applicable, for the Crew, the Chief Executive Officer and the Chief Financial Officer and any other employee, officer or director of the Company;
     (f) provide office space and office equipment for personnel of the Company at the location of the Manager or as otherwise reasonably designated by the Company, and clerical, secretarial, accounting and administrative assistance as may be reasonably necessary;
     (g) provide all administrative services required in connection with the Credit Facilities and Other Financing Agreements;
     (h) negotiate loan and credit terms with lenders in the ordinary course and monitor and maintain compliance therewith;
     (i) negotiate and arrange for interest rate swap agreements, foreign currency contracts and forward exchange contracts;
     (j) monitor the performance of investment managers;
     (k) at the request and under the direction of the Company, handle all administrative and clerical matters in respect of (i) the call and arrangement of all annual and special meetings of stockholders, (ii) the preparation of all materials (including notices of meetings and proxy or similar materials) in respect thereof and (iii) the submission of all such materials to the Company in sufficient time prior to the dates upon which they must be mailed, filed or otherwise relied upon so that the Company has full opportunity to review, approve, execute and return them to the Manager for filing or mailing or other disposition as the Company may require or direct;
     (l) provide, at the request and under the direction of the Company, such communications to the transfer agent for the Company as may be necessary or desirable;

     (m) make recommendations to the Company for the appointment of auditors, accountants, legal counsel and other accounting, financial or legal advisers, and technical, commercial, marketing or other independent experts; provided, however, that nothing herein shall permit the Manager to engage any such adviser or expert for the Company without the Company’s specific approval;
     (n) attend to all matters necessary for any reorganization, bankruptcy or insolvency petitions or proceedings, liquidation, dissolution or winding up of the Company;
     (o) calculate the Performance Fee for each Fiscal Year, and provide such calculation and supporting documentation to the Company within seventy-five (75) days of the end of the applicable Fiscal Year; and
     (p) attend to all other administrative matters necessary to ensure the professional management of the Company’s business or as reasonably requested by the Company from time to time.
5. STRATEGIC SERVICES
     The Manager shall, at its own expense and upon the Company’s reasonable request, provide to the Company the services described in this Section 5 (collectively, the “Strategic Services”).
     5.1 Acquisitions, Charter Parties and Finance
     The Manager shall provide strategic, corporate planning, business development and advisory services to the Company, including the following:
     (a) providing general strategic planning services and implementing corporate strategy, including developing acquisition and divestiture strategies;
     (b) identifying, negotiating and securing opportunities for the Company to acquire or to construct Tankers, and negotiating and carrying out the purchase of existing and any newbuilding Tankers;
     (c) (i) identifying, negotiating and securing opportunities for the Company to acquire or merge with companies or other Persons that own or operate Tankers or are otherwise involved in the conventional oil or product tanker industries, (ii) negotiating and carrying out the purchase of such companies or other Persons, and (iii) working to integrate any such acquired businesses;
     (d) maintaining and managing relationships between the Company and the Charterers and potential charterers, shipbuilders, insurers, Lenders and potential financiers of the Company and other shipping industry participants;
     (e) subject to any Warehousing Service provided other than by the Manager, arranging, negotiating and procuring pre-delivery and post-delivery financing or refinancing for the construction of any Tankers and financing or refinancing for the acquisition of existing Tankers;
     (f) identifying, negotiating and implementing potential divestitures or dispositions of any of the Vessels and any other of the Company’s Tanker Assets, and evaluating and recommending the sale of all or any part of the Tanker Business;

     (g) identifying, investigating and implementing tax planning, leasing or other tax savings initiatives;
     (h) assisting the Company in connection with any future offerings of Common Shares or other securities the Company may determine is desirable, all under the direction and supervision of the Board of Directors and Chief Executive Officer;
     (i) subject to the oversight of the Board of Directors and supervision of the Chief Executive Officer, generally undertaking the day-to-day management of the Tanker Business; and
     (j) providing such other strategic, corporate planning, business development and advisory services as the Company may reasonably request from time to time.
     If pursuant to the provision of Strategic Services, the Manager identifies a potential opportunity for the Company (“Strategic Opportunity”) and subject to allocations of corporate opportunities to Teekay Corporation pursuant to the Company’s Articles of Incorporation and the Contribution Agreement, (i) the Manager shall present the Strategic Opportunity to the Chief Executive Officer and the Chief Financial Officer for further consideration and presentation to the Board of Directors, and (ii) the Board of Directors or an appropriate committee thereof shall approve or reject the Strategic Opportunity.
     5.2 Warehousing Service
     If the Company pursues construction of a newbuilding Tanker, the Company may request that the Manager or a third party enter into, in such Person’s own name, the construction contract with respect to such newbuilding Tanker and finance construction of such Tanker until its agreed-upon delivery to the relevant Company Group Member (the “Warehousing Service”). The Manager shall assist the Company in arranging any such third-party Warehousing Service but shall not be required to provide any Warehousing Service.
     5.3 Pre-delivery Services
     For the acquisition of any Vessel other than an IPO Vessel and subject to any Warehousing Service provided other than by the Manager, the Manager shall oversee and supervise, in all material respects, the construction of any newbuilding Tanker or the acquisition of any existing Vessel to be purchased and made subject to this Agreement, as the case may be, prior to its delivery, including the following (collectively, the “Pre-delivery Services”), as applicable:
     (a) negotiating the shipbuilding contract and specifications and related documentation;
     (b) attending to plan approval for the design of the newbuilding Tanker;
     (c) arranging for and supervising alterations and changes to the newbuilding Tanker;
     (d) liaising with the ship builder, supervising the ship builder’s progress and overseeing construction to ensure the ship builder is constructing the newbuilding Tanker in accordance with the relevant shipbuilding contract, design and specifications;

     (e) negotiating the purchase and sale agreement and related documentation;
     (f) liaising with classification societies, suppliers and other service providers;
     (g) procuring, supervising and managing suitably qualified Crew to test the Vessel in the water prior to delivery;
     (h) attending to the purchasing and other activities related to the Pre-delivery Purchases and Expenses; and
     (i) arranging for registration of the Vessel under the relevant flag and in accordance with Applicable Laws and registration of the Vessel with the relevant classification society and other authorities as may be required for obtaining trading, canal and other marine certificates for the Vessel.
     5.4 Pre-delivery Purchases and Expenses
     Prior to the delivery to the relevant Company Group Member of any Vessel other than an IPO Vessel and subject to any Warehousing Service provided other than by the Manager, the Manager shall provide the necessary stores, spares, lubricating oil, supplies, equipment and services related to the delivery of the Vessel (all of which will be set out by the Manager in a pre-delivery budget for each Vessel, which shall be subject to the acknowledgment and consent of the Company) to ensure the seaworthiness and readiness for service of each such Vessel and shall pay for the fees associated with the relevant classification society or the registration of the Vessel in the name of the relevant Company Group Member under the relevant flag, whether a newbuilding or an existing vessel (“Pre-delivery Purchases and Expenses”). For greater certainty, the Pre-delivery Purchases and Expenses may include items that are identified before or after delivery of the Vessel once the Manager has determined that such items are required for the safe and efficient operation of the Vessel so that it can be managed and operated as contemplated by this Agreement. Subject to any Warehousing Service provided other than by the Manager, the Manager shall arrange for and make such Pre-delivery Purchases and Expenses for and on behalf of the relevant Company Group Member and the Company shall reimburse the Manager in accordance with Section 8.1.
     5.5 Estimates and Consultation
     For each newbuilding Tanker, if any, the Manager shall consult with and obtain the approval of the Company with respect to all material decisions to be made regarding the newbuilding. The Manager shall also consult with the Company regarding, and provide to the Company an estimate of the cost of, the Pre-delivery Services and the various Pre-delivery Purchases and Expenses for any Vessel, other than an IPO Vessel and subject to any Warehousing Service provided other than by the Manager, for approval by the Company reasonably in advance of such services being provided or such items being purchased.
6. EMPLOYEES AND MANAGER’S PERSONNEL
     6.1 Manager’s Personnel
     The Manager shall provide the Management Services hereunder through the Manager’s Personnel and the Crew. The Manager shall be responsible for all aspects of the employment or other relationship of the Manager’s Personnel and Crew as required in order for the Manager to perform its obligations hereunder, including recruitment, training, staffing levels, compensation and benefits, supervision, discipline and discharge, and other terms and conditions of employment or contract. However, the Manager shall remain directly responsible and liable to the Company to carry out all of its obligations under this Agreement, whether performed directly or subcontracted to another Person, and the Manager (and not the Company) shall be responsible for the compensation and reimbursement of all such other Persons.
     6.2 Officers
          (a) Executive Officers
     The Manager shall regularly consult with the Chief Executive Officer, Executive Vice President and Chief Financial Officer as to the provision of Management Services and the Company’s Business. The Manager shall make available to the Company such other executive officers to which the Company and the Manager or its Affiliates may agree, who shall assist in managing the day-to-day operations and affairs of the Company. Notwithstanding the foregoing, the Company may employ directly any other officers or employees as it may deem necessary, and any such officers and employees will not be subject to this Agreement.
          (b) Termination and Replacement of Executive Officers
     The Board of Directors may require any officer that is provided by the Manager of its Affiliates as an executive officer (or otherwise to perform the duties of an executive officer) of the Company to be relieved of his or her duties with respect to, and no longer perform any of the Management Services for, the Company for any reason not prohibited by Applicable Laws. Such officer may continue to be employed by the Manager but shall no longer provide any Management Services hereunder, unless otherwise agreed by the Parties.
     If any officer who is made available to the Company by the Manager or any of its Affiliates, as the case may be, resigns, is terminated or otherwise vacates his or her office, the Manager shall, as soon as practicable after acceptance of any resignation or after such termination and upon the Company’s request, use commercially reasonable efforts to identify suitable candidates for replacement of such officer for the approval by the Board of Directors.
          (c) Chief Executive Officer, Executive Vice President and Chief Financial Officer
     The Chief Executive Officer, Executive Vice President and Chief Financial Officer shall be employees of the Company and the Company shall be responsible for all aspects of the employment of such officers with the Company, including compensation and benefits, supervision, discipline and discharge and other terms and conditions of employment.
          (d) Other Duties of the Manager’s Personnel
     The Company acknowledges that any officers provided by the Manager and the other Manager’s Personnel that provide Management Services may engage in business activities of the Manager and its Affiliates that are unrelated to the Company and that conflicts of interest may exist.

          (e) Reporting Structure
     The Chief Executive Officer shall report to and be under the direction of the Board of Directors. The Manager shall report to the Company and the Board of Directors through the Chief Executive Officer.
7. COVENANTS OF THE MANAGER
     The Manager hereby agrees and covenants with the Company that, during the Term, the Manager shall:
     (a) obtain and maintain for its benefit professional indemnity insurance and other insurance as is reasonable having regard to the nature and extent of the Manager’s obligations under this Agreement;
     (b) exercise all due care, skill and diligence in carrying out its duties under this Agreement as required by Applicable Laws;
     (c) provide the Chief Executive Officer and the Board of Directors with all information in relation to the performance of the Manager’s obligations under this Agreement as the Chief Executive Officer or the Board of Directors may reasonably request;
     (d) ensure that all material property of the Company is clearly identified as such, held separately from property of the Manager and, where applicable, in safe custody;
     (e) ensure that all property of the Company (other than money to be deposited to any bank account of the Company) is transferred to or otherwise held in the name of the Company or any nominee or custodian appointed by the Company;
     (f) ensure that (i) the Company owns or possesses all Licenses that are necessary and used in the operation of its business as of the date hereof, (ii) all such Licenses are in full force and effect at all times, (iii) all required filings with respect to such Licenses have been timely made and all required applications for renewal thereof have been timely filed and (iv) if at any time any Licenses are not in full force and effect, the Manager shall be responsible for any and all claims or costs associated with such Licenses not being in full force and effect;
     (g) retain at all times a qualified staff so as to maintain a level of expertise sufficient to provide the Management Services; and
     (h) keep full and proper books, records and accounts showing clearly all transactions relating to its provision of Management Services in accordance with established general commercial practices and in accordance with GAAP, and allow the Company and its representatives to audit and examine such books, records and accounts at any time during customary business hours.

8. MANAGER’S COMPENSATION
     8.1 Basic Fee for Management Services
     In consideration for the provision of Management Services by the Manager to the Company, the Company shall pay the Manager a quarterly fee (the “Management Services Fee”), payable as set forth in Section 8.2, which is comprised of (a) a fee for Commercial Management Services initially equal to $350 per Vessel per day plus 1.25% of the gross revenue attributable to the Vessel (the “Commercial Management Services Fee”), which fee shall not be payable for any Vessel commercially managed pursuant to the Teekay Pool Agreement or for any Vessel operating under a time-charter contract; (b) a fee for Technical Services (other than any Commercial Management Services) equal to the average rate Teekay Corporation charges third parties to technically manage their Tankers of a similar size, as determined on a quarterly basis (which fee shall be supported by reasonably detailed evidence of such third party rates as provided by the Manager to the Company upon the Company’s request); and (c) a fee for Administrative Services and Strategic Services that will reimburse the Manager for all of the reasonable direct and indirect costs and expenses (the “Costs and Expenses”) incurred by the Manager and its Affiliates in providing the Administrative Services and the Strategic Services in respect of a given quarter (including (i) any Pre-Delivery Purchases and Expenses and (ii) the allocable Employment Expenses associated with any officers and employees of the Manager and its Affiliates to the extent that they provide Administrative Services or Strategic Services to the Company for the Manager pursuant to this Agreement) plus a reasonable profit mark-up based on the most recent transfer pricing study performed by an independent accounting firm nationally recognized in the United States and engaged by the Manager or an Affiliate thereof, with respect to similar Administrative Services or Strategic Services, as applicable, which transfer pricing study will be updated at least annually. If any of the Costs and Expenses are incurred pursuant to the provision of services the benefit of which shall be shared among or realized by the Company, the Manager and/or another Person or Persons, the reimbursement of such Costs and Expenses shall be apportioned accordingly and the Manager shall promptly notify the Company of such apportionment. The initial Commercial Management Services Fee will remain in effect until December 31, 2010, and thereafter will be adjusted every three years beginning January 1, 2011. Ninety (90) days prior to December 31, 2010 and the end of each successive three-year period thereafter, the Manager and the Company shall negotiate in good faith the Commercial Management Services Fee that will be in effect for the successive three-year period. If the Manager and the Company are unable to agree on the amount of such adjusted Commercial Services Management Fee by the date sixty (60) days prior to January 1 of the year in which such adjusted fee is scheduled to take effect, the Parties shall resolve such dispute pursuant to Section 11.2 and, if needed, Section 11.3.
     8.2 Invoicing
     The Manager shall, in good faith, determine the expenses related to the Management Services that are allocable to the Company Group in any reasonable manner determined by the Manager and shall provide to the Company on a quarterly basis an invoice for the Costs and Expenses to be paid under Section 8.1, which invoice shall contain a description in reasonable detail of the Costs and Expenses that comprise the aggregate amount of the payment being invoiced. The Manager shall maintain the records of all Costs and Expenses incurred, including any invoices, receipts and supplementary materials as are necessary or proper for the settlement of accounts between the Parties. The Company shall pay such invoices within thirty (30) days of receipt, unless the invoice is being disputed in accordance with this Agreement.

     8.3 Dispute of Invoice or Performance Fee
     If the Company, in good faith, disputes the amount of an invoice or the Manager’s calculation pursuant to Section 4.8(o) of the Performance Fee for a Fiscal Year, the Company shall give written notice of such dispute (including the particulars of such dispute) to the Manager (a) with respect to an invoice, on or before the due date with respect to all or any portion of such invoice, and (b) with respect to the calculation of the Performance Fee, within 10 days of delivery by the Manger to the Company of such calculation. Upon receipt of such notice, the Manager shall furnish the Company with additional supporting documentation to reasonably substantiate the amount of the invoice or the Performance Fee calculation, as applicable. Upon delivery of such additional documentation, the Company and the Manager shall cooperate in good faith and use commercially reasonable efforts to resolve such dispute. If they are unable to resolve the dispute within (i) ten (10) Business Days of the delivery of such additional supporting information (in the case of an invoice) or (ii) five (5) days of such delivery (in the case of the Performance Fee calculation), the dispute shall be referred for resolution to a firm of independent accountants of nationally recognized standing in the United States reasonably satisfactory to each of the Manager and the Company (the “Accounting Referee”), which shall determine the disputed amounts within thirty (30) days of the referral of such invoice dispute to such Accounting Referee, or within ten (10) days of the referral of such Performance Fee calculation dispute. With respect to invoice disputes, the determination of the Accounting Referee shall not require the Company to pay more than the amount in dispute nor require the Manager to return any amount previously paid by the Company. The fees and expenses of the Accounting Referee shall be borne equally by the Company and the Manager. If any invoice dispute is resolved in favor of the Manager, the Company shall make payment to the Manager within ten (10) days of resolution of the dispute. Notwithstanding the foregoing, in no event shall the Company be entitled to withhold any amounts other than those portions of the applicable payment that are in dispute.
     8.4 Direction to Pay
     By written notice to the Company, the Manager may direct the Company to pay any amounts owing under this Agreement directly to an Affiliate of the Manager pursuant to a subcontracting arrangement relating to this Agreement.
     8.5 Performance Fee
     (a) In addition to the fees payable by the Company to the Manager pursuant to Section 8.1, the Manager shall be entitled to a fee (a “Performance Fee”) in respect of each Fiscal Year on the terms and subject to the conditions of this Section 8.5. The Performance Fee, if any, will be paid to the Manager within 90 days of the end of the applicable Fiscal Year (or, if a Dispute relating to the calculation of the Performance Fee is ongoing, promptly after the resolution of such Dispute, if later than 90 days after the end of the applicable Fiscal Year.
     (b) If Gross Cash Available for Distribution (as defined below) in respect of a Fiscal Year exceeds the Incentive Threshold (as defined below), the Performance Fee for such Fiscal Year shall be an amount equal to 20% of all Gross Cash Available for Distribution for such Fiscal Year in excess of the Incentive Threshold. Notwithstanding the foregoing, if the Cumulative Dividend Account (as defined below) as of the beginning of the Fiscal Year in respect of which the Performance Fee is calculated is negative, the Performance Fee shall equal the lesser of (i) 20% of all Gross Cash Available for Distribution in excess of the Incentive Threshold and (ii) the difference between the Current Period Surplus / (Deficit) (as defined below) and the absolute value of the Cumulative Dividend Account balance as of the beginning of the Fiscal Year. If, after adjusting for the Current Period Surplus / (Deficit) but before adjusting for the Performance Fee, the Cumulative Dividend Account as of the end of the Fiscal Year in respect of which the Performance Fee is being calculated is negative, no Performance Fee will be payable.
     (c) The Cumulative Dividend Account balance initially shall be zero. Commencing with the Fiscal Year ending December 31, 2008, the Cumulative Account shall be (i) increased (for a surplus) or decreased (for a deficit) with respect to each Fiscal Year by the amount of the Current Period Surplus / (Deficit) for such Fiscal Year and (ii) reduced by the amount of any Performance Fee actually paid to the Manager in respect of such Fiscal Year. Each such adjustment shall be made as of December 31 of the relevant Fiscal Year. Effective as of January 1, 2013 and as of each five-year anniversary of January 1, 2013, the Cumulative Dividend Account balance shall be reset to zero.
     (d) For purposes of this Agreement:
     “Cumulative Dividend Account” means, subject to Section 8.5(c), an internal account that will reflect, on an aggregate basis, the amount by which Dividends for a Fiscal Year are greater or less than $2.65 per share (subject to adjustments for stock dividends, splits, combinations and similar events, and based on the weighted-average number of Common Shares outstanding for such Fiscal Year).
     “Current Period Surplus / (Deficit)” means the amount by which the Gross Cash Available for Distribution for a Fiscal Year is greater than or less than the aggregate incentive baseline for such Fiscal Year calculated by multiplying $2.65 per share (subject to adjustment for stock dividends, splits, combinations and similar events) by the weighted-average number of Common Shares outstanding for such Fiscal Year.
     “Gross Cash Available for Distribution” means, in respect of a Fiscal Year, the Cash Available for Distribution for such Fiscal Year before giving effect to any deductions for any Performance Fee payable with respect to such Fiscal Year and reduced by the amount of any reserves the Board of Directors may have taken during such Fiscal Year that have not already reduced Cash Available for Distribution.
     “Incentive Threshold” means, for a Fiscal Year, $3.20 per share (subject to adjustment for stock dividends, splits, combinations and similar events, and based on the weighted-average number of Common Shares outstanding for such Fiscal Year).
9. LIABILITY OF THE MANAGER; INDEMNIFICATION
     9.1 Liability of the Manager
     The Manager shall not be liable to the Company for any Loss (including but not limited to loss of profit arising out of or in connection with arrest, detention of or delay to any Vessel) arising from the Management Services unless and to the extent that such Loss resulted from:

     (a) the fraud, gross negligence, recklessness or willful misconduct of the Manager or any of its Affiliates (other than the Company Group) or any of their respective employees, agents or subcontractors (“Manager Misconduct”); or
     (b) any breach of this Agreement by the Manager of any of its Affiliates (other than the Company Group).
     9.2 Extraordinary Costs and Capital Expenditures
     Notwithstanding anything to the contrary in this Agreement, the Manager shall not be responsible for paying any costs, liabilities and expenses in respect of a Vessel to the extent that such costs, liabilities and expenses are “extraordinary,” which consist of the following:
     (a) repairs, refurbishment or modifications resulting from maritime accidents, collisions, other accidental damage or unforeseen events (except to the extent that such accidents, collisions, damage or events are due to Manager’s Misconduct, unless and to the extent otherwise covered by insurance);
     (b) unscheduled or non-routine drydocking of a Vessel;
     (c) any improvement, upgrade or modification to, structural changes with respect to or the installation of new equipment aboard any Vessel that results from a change in, an introduction of new, or a change in the interpretation of, Applicable Laws at the recommendation of the classification society for that Vessel or otherwise;
     (d) any increase in Crew Employment and Support Expenses resulting from a change in, an introduction of new, or a change in the interpretation of, Applicable Laws; or
     (e) any other similar types of costs, liabilities and expenses that were not reasonably contemplated by the Company and the Manager as being a component of the Approved Budget for the applicable Fiscal Year.
     9.3 Manager Indemnification
     The Company shall indemnify and save harmless the Manager and its directors, officers, employees, subcontractors and Affiliates (the “Manager Indemnified Persons”) from and against any and all Losses incurred or suffered by the Manager Indemnified Persons by reason of or arising from or in connection with their performance of this Agreement or any third-party Legal Action brought or threatened against such Manager Indemnified Persons in connection with their performance of this Agreement, other than for any Losses to the extent related to or that resulted from:
     (a) any liabilities or obligations that the Manager has agreed to pay or for which the Manager is otherwise responsible under this Agreement;
     (b) Manager Misconduct; or
     (c) any breach of this Agreement by the Manager or any of its Affiliates (other than the Company Group).

     9.4 Company Indemnification
     The Manager shall indemnify and save harmless each Company Group Member and such Company Group Member’s directors, officers, employees, subcontractors and Affiliates (the “Company Indemnified Persons”) from and against any and all Losses incurred or suffered by the Company Indemnified Persons, to the extent related to or that resulted from:
     (a) any liabilities or obligations that the Manager has agreed to pay or for which the Manager is otherwise responsible under this Agreement;
     (b) Manager Misconduct; or
     (c) any breach of this Agreement by the Manager or any of its Affiliates (other than the Company Group).
     9.5 Limitation Regarding Crew
     Notwithstanding anything to the contrary in this Agreement, the Manager shall not be liable for any of the actions of the Crew, even if such actions are negligent, grossly negligent or willful, except only to the extent that they are shown to have resulted from a breach by the Manager of any of its obligations under Section 3.3, in which case the Manager’s liability shall be determined in accordance with the terms of this Section 9.
10. TERM AND TERMINATION
     10.1 Initial Term
     The initial term of this Agreement shall commence on December ___, 2007 and end on December 31, 2022, unless terminated earlier pursuant to this Agreement (the “Initial Term”).
     10.2 Renewal Term
     This Agreement will, without any further act or formality on the part of either Party, on the expiration of the Initial Term or any Renewal Term, be automatically renewed for a further term of five (5) years (each a “Renewal Term”) unless notice of termination is given by the Company to the Manager in accordance with Section 10.3(f), in the case of the Initial Term, or Section 10.3(g), in the case of any Renewal Term.
     10.3 Termination by the Company
     This Agreement may be terminated by the Company:
     (a) if, at any time, the Manager materially breaches this Agreement and the matter is unresolved after ninety (90) days pursuant to the dispute resolution procedures set forth in Section 11 (“Manager Breach”);
     (b) if, at any time,

     (i) the Manager has been convicted of, has entered a plea of guilty or nolo contendre with respect to, or has entered into a plea bargain or settlement admitting guilt for, a crime, which conviction, plea bargain or settlement is demonstrably and materially injurious to the Company; and
     (ii) the holders of a majority of the outstanding Class A Common Shares elect to terminate this Agreement;
     (c) if, at any time, the Manager becomes insolvent, admits in writing its inability to pay its debts as they become due, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, a proposal or similar action under the bankruptcy, insolvency or other similar laws of any applicable jurisdiction, or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;
     (d) if any Person or group of Persons acquires Control or economic control of the Manager in contravention of Section 12.2;
     (e) if, in the fourth Fiscal Quarter of 2016, two-thirds of the Board of Directors elect to terminate the Agreement, which termination shall be effective on December 31, 2017;
     (f) if, in the fourth Fiscal Quarter of 2021, the Company elects to terminate the Agreement by notice to the Manager, which termination shall be effective on December 31, 2022; or
     (g) if, in the fourth Fiscal Quarter of any Fiscal Year immediately preceding the Fiscal Year that includes the end of any Renewal Term, the Company elects to terminate the Agreement by notice to the Manager, which termination shall be effective at the end of the Fiscal Year for the final year of such Renewal Term.
     10.4 Termination by the Manager
     This Agreement may be terminated by the Manager:
     (a) after the fifth anniversary of the Public Offering, with twelve (12) months’ prior notice by the Manager to the Company; or
     (b) if, at any time, the Company materially breaches the Agreement and the matter is unresolved after ninety (90) days pursuant to the dispute resolution procedures set forth in Section 11 (“Company Breach”).
     10.5 Automatic Termination
     This Agreement will terminate automatically and immediately after a “Change of Control” of the Company. In this Section 10, a “Change of Control” means the occurrence of any of the following:
     (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets, except such a disposition to a member of the Existing Ownership Group;

     (b) an order made for, or the adoption by the Board of Directors of a plan of, liquidation or dissolution of the Company;
     (c) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than a majority of the Company’s Voting Securities (unless such “person” is a member of the Existing Ownership Group), measured by voting power rather than number of shares;
     (d) if, at any time, the Company becomes insolvent, admits in writing its inability to pay its debts as they become due, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, or makes a proposal or similar action under the bankruptcy, insolvency or other similar laws of any applicable jurisdiction or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;
     (e) the consolidation of the Company with, or the merger of the Company with or into, any “person” (other than a member of the Existing Ownership Group), or the consolidation of any “person” (other than a member of the Existing Ownership Group) with, or the merger of any “person” (other than a member of the Existing Ownership Group) with or into, the Company, in any such event pursuant to a transaction in which any of the Common Shares outstanding immediately prior to such transaction are converted into or exchanged for cash, securities or other property or receive a payment of cash, securities or other property, other than any such transaction where the Company’s Voting Securities outstanding immediately prior to such transaction are converted into or exchanged for Voting Securities of the surviving or transferee “person” constituting a majority (measured by voting power rather than number of shares) of the outstanding Voting Securities of such surviving or transferee “person” immediately after giving effect to such issuance; or
     (f) a change in directors after which a majority of the members of the Board of Directors are not Continuing Directors.
     10.6 Effects of Termination or Expiry of this Agreement
     (a) If the Manager terminates this Agreement pursuant to Section 10.4(a), the Company shall have the option to require the Manager to continue to provide Technical Services to the Company, for the fee described in Section 8.1, for up to an additional two-year period from the date of termination of this Agreement, provided that the Manager or any of its Affiliates continues in the business of providing such services to third parties for similar types of vessels.
     (b) If the Company terminates this Agreement pursuant to any of Sections 10.3(e) through 10.3(g), or the Manager terminates this Agreement pursuant to Section 10.4(b), the Company shall pay to the Manager the Termination Payment in four quarterly installments during the Fiscal Year following the Fiscal Year in which this Agreement is terminated, such installments to be paid on March 31, June 30, September 30 and December 31 of such following Fiscal Year.
     (c) If this Agreement terminates pursuant to Section 10.5, the Company shall pay to the Manager the Termination Payment in a lump sum amount, payable within 30 days following the date this Agreement terminates.

     (d) Upon termination of this Agreement for any reason or expiry of this Agreement or upon the Manager otherwise ceasing to manage a Vessel under this Agreement, with respect to the Stores and Equipment provided by the relevant Company Group Member or the Manager, as applicable, the following shall occur:
          (i) in the case of any Vessel where the necessary Stores and Equipment were provided by the Manager, at the time of delivery of such Vessel to the relevant Company Group Member, the Company or such Company Group Member shall reimburse the Manager for the fair market value (as of the time of such termination, expiry or cessation) of the Stores and Equipment that had been placed on board the Vessel by the Manager, taking into account reasonable wear and tear (such value to be proposed by the Manager and subject to approval by the Company), except that if such Vessel is to be scrapped immediately following such termination, expiry or cessation, the Manager shall use commercially reasonable efforts to sell, re-use or recycle the Stores and Equipment and any compensation received by the Manager in doing so shall be deducted from the amounts to be reimbursed by the Company or such Company Group Member to the Manager; and
          (ii) in the case of any Vessel where the necessary Stores and Equipment were provided by the relevant Company Group Member, at the time of delivery of such Vessel to such Company Group Member, the Manager shall either, at the Company’s option, (A) return the Vessel with materially the same level and complement of Stores and Equipment as required to continue operating the Vessel in accordance with customary ship operation and practice that a prudent owner of a vessel such as the Vessel would deem reasonably necessary, taking into account reasonable wear and tear, or (B) pay to the Company or such Company Group Member an amount representing the amount of Stores and Equipment needed to be added to existing levels to satisfy the levels described in subclause (A) above (such amount to be proposed by the Manager and subject to approval by the Company); provided, however, that if such Vessel is to be scrapped immediately following such termination, expiry or cessation, the Manager shall be required to make the payment contemplated in subclause (B) above.
Until any of the foregoing events arise, no Company Group Member nor the Manager shall have any obligation to each other to account for any diminution in value of the Stores and Equipment.
     (e) Upon termination or expiry of this Agreement, this Agreement will be void and there shall be no liability on the part of any Party (or their respective officers, directors, employees or Affiliates) except that the obligation of the Company to pay to the Manager or its Affiliates the amounts accrued but outstanding under Section 8 and the terms and conditions set forth in Sections 9, 10.6 and 12.4 shall survive such termination. After a written notice of termination has been given under this Section 10 or upon expiry, the Company may direct the Manager to, at the cost of the Company (subject to Section 10.6(d)), undertake any actions reasonably necessary to transfer any aspect of the ownership or control of the assets of the Company to the Company or to any nominee of the Company and to do all other things reasonably necessary to bring the appointment of the Manager to an end at the appropriate time, and the Manager shall promptly comply with all such reasonable directions. Upon termination or expiry of this Agreement, the Manager shall promptly deliver to any new manager or the Company any Books and Records held by the Manager under this Agreement and shall execute and deliver such instruments and do such things as may reasonably be required to permit the new manager of the Company to assume its responsibilities.

11. DISPUTE RESOLUTION
     11.1 Notice of Dispute
     If (a) a dispute or disagreement arises between the Parties with respect to any provision of this Agreement (other than Section 8.3), including its interpretation or the performance of a Party under this Agreement or (b) (i) the Company in good faith believes that a Manager Breach has occurred or is reasonably likely to occur or (ii) the Manager in good faith believes that a Company Breach has occurred or is reasonably likely to occur (each of the foregoing, as well as any inability of the Parties to agree, pursuant to Section 8.1, upon the adjusted Commercial Management Services Fee by the date sixty (60) days prior to January 1 of the year in which such adjusted fee is scheduled to take effect, being a “Dispute”), either Party may, or the Party alleging such breach or potential breach shall, deliver written notice to the other Party. Such notice shall contain in detail the specific facts and circumstances relating to the Dispute. With respect to any Dispute described in clause (a) or (b) above, each Party shall designate an individual to negotiate and resolve the Dispute (each a “Designated Representative” and, together, the “Designated Representatives”). The Designated Representatives shall in good faith attempt to resolve the matter within a thirty (30) day period from the date of delivery of the notice referred to above. If either Designated Representative intends to be accompanied by counsel at any meeting, such Designated Representative shall give the other Designated Representative at least three (3) Business Days’ notice. All discussions and negotiations pursuant to this Section 11 shall be confidential and without prejudice to settlement negotiations.
     11.2 Mediation
     If a Dispute described in clause (a) or (b) of Section 11.1 is not resolved by the Designated Representatives during after the thirty (30) days provided in Section 11.1, either of the Parties may refer the matter to mediation. Any Dispute relating to the determination of an adjusted Commercial Management Services Fee (a “Commercial Management Services Fee Dispute”) shall be referred to mediation. With respect to the mediation of any Dispute, the mediator shall be mutually agreed upon by the Parties, and such mediator will be instructed to:
     (a) review the terms of the Dispute and the position of the Parties;
     (b) consider the terms of and context of this Agreement; and
     (c) render a non-binding report within sixty (60) days (20 days in the case of a Commercial Management Services Fee Dispute) of the appointment of the mediator (the “Mediator’s Report”) or such later date as to which the Parties may agree.
     The Parties shall consider the Mediator’s Report and may mutually decide to make it a binding report. If the mediator is not able to facilitate a binding agreement between the Parties, the Dispute is not resolved to the satisfaction of the Parties as a result of the Mediator’s Report or a mediator cannot be chosen mutually by the Parties, the Dispute shall be submitted to binding arbitration pursuant to Section 11.3.

     11.3 Arbitration
     Any Dispute not resolved by the Parties pursuant to Section 11.1 or 11.2 shall be fully and finally resolved by binding arbitration pursuant to this Section 11.3. Either Party may refer the Dispute to arbitration, which shall take place in London, England in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof then in force and under the terms of the London Maritime Arbitrators Association (the “LMAA”) before a tribunal of three arbitrators; provided, however, that for Disputes where neither the claim nor any counterclaim exceeds Fifty Thousand U.S. Dollars (US$50,000), the arbitration shall be conducted in accordance with the LMAA Small Claims Procedures current at the time when the arbitration proceedings are commenced. The prevailing Party in any such arbitration shall be entitled to costs, expenses and reasonable attorneys’ fees, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
12. GENERAL
     12.1 Assignment; Binding Effect
     The Parties may not assign any of their respective rights under this Agreement in whole or in part without the prior written consent of the other Party, which consent may be withheld in the sole discretion of such other Party. This Agreement is binding upon and inures to the benefit of the Parties hereto and their successors and permitted assigns.
     12.2 Change of Control of the Manager
     If any Person or group of Persons acting in concert (other than Teekay Corporation and its Affiliates) proposes to acquire Control of the Manager, directly or indirectly, the Manager shall provide at least thirty (30) days’ written notice of the change of Control to the Company, which notice shall identify the Person that will acquire, directly or indirectly, Control of the Manager. A change of Control of the Manager may occur only with the consent of the Company, which consent shall not be unreasonably withheld or delayed.
     12.3 Force Majeure
     Neither of the Parties shall be under any liability for any failure to perform any of their obligations hereunder if any of the following occurs (each a “Force Majeure Event”):
     (a) any event, cause or condition which is beyond the reasonable control of either or both of the Parties and which prevents either or both of the Parties from performing any of their respective obligations under this Agreement;
     (b) acts of God, including fire, explosions, unusually or unforeseeably bad weather conditions, epidemic, lightening, earthquake or tsunami;
     (c) acts of public enemies, including war or civil disturbance, vandalism, sabotage, terrorism, blockade or insurrection;
     (d) acts of a Governmental Authority, including injunction or restraining orders issued by any judicial, administrative or regulatory authority, expropriation or requisition;

     (e) government rule, regulation or legislation, embargo or national defense requirement; or
     (f) labor troubles or disputes, strikes or lockouts, including any failure to settle or prevent such event which is in the control of any Party.
     A Party shall give written notice to the other Party promptly upon the occurrence of a Force Majeure Event.
     12.4 Confidentiality
     Each Party agrees that, except with the prior written consent of the other Party, it shall at all times keep confidential and not disclose, furnish or make accessible to anyone (except to employees, agents and professional advisors in the ordinary course of business) any confidential or proprietary information, knowledge or data concerning or relating to the other Party and to the business or financial affairs of the other Party to which such Party has been or shall become privy by reason of this Agreement, except for any (a) disclosure required by judicial or administrative process (including discovery for litigation), (b) information that becomes publicly available through no fault of such Party or otherwise ceases to be confidential, (c) information required by law or applicable stock exchange rules to be disclosed or (d) disclosure made to a Person under a binding confidentiality agreement in favor of the Party whose confidential or proprietary information is being disclosed.
     12.5 Notices
     Each notice, consent or request required to be given to a Party pursuant to this Agreement must be given in writing. A notice may be given by delivery to an individual or by fax or email, and shall be validly given if delivered on a Business Day to an individual at the following address, or, if transmitted on a Business Day, by fax or email addressed to the following Party:

(a)	if to Teekay Tankers Ltd.:		(b)	if to Teekay Tankers Management Services Ltd.:

	Address:	Bayside House, Bayside Executive Park		Address:

West Bay Street and Blake Road, P.O. Box AP-59212

Nassau, Commonwealth of the Bahamas

	Attention:	Corporate Secretary		Attention:

	Fax No.:	(242) 502-8840		Fax No.:

	Email:			Email:

or to any other address, fax number, email address or individual that the Party so designates. Any notice
     (a) if validly delivered on a Business Day, shall be deemed to have been given when delivered;
     (b) if validly transmitted by fax or email before 3:00 p.m. (local time at the place of receipt) on a Business Day, shall be deemed to have been given on that Business Day; and

     (c) if validly transmitted by fax or email after 3:00 p.m. (local time at the place of receipt) on a Business Day, shall be deemed to have been given on the Business Day after the date of the transmission.
     12.6 Third Party Rights
     The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no shareholder, employee, agent of any Party or any other Person shall have the right under the Contracts (Rights of Third Parties) Act of 1999 or otherwise, separate and apart from the Parties hereto, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.
     12.7 No Partnership
     Nothing in this Agreement is intended to create or shall be construed as creating a partnership or joint venture between the Parties, and this Agreement shall not be deemed for any purpose to constitute any Party a partner of any other Party to this Agreement in the conduct of any business or otherwise or as a member of a joint venture or joint enterprise with any other Party to this Agreement.
     12.8 Severability
     Each provision of this Agreement is several. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:
     (a) the legality, validity or enforceability of the remaining provisions of this Agreement; or
     (b) the legality, validity or enforceability of that provision in any other jurisdiction;
except that if:
          (x) on the reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable; and
          (y) as a result of the determination by a court of competent jurisdiction that any part of this Agreement is unenforceable or invalid and, as a result of this Section 12.8, the basic intentions of the Parties in this Agreement are entirely frustrated, the Parties shall use commercially reasonable efforts to amend, supplement or otherwise vary this Agreement to confirm their mutual intention in entering into this Agreement.
     12.9 Governing Law
This Agreement is governed exclusively by, and is to be enforced, construed and interpreted exclusively in accordance with, English law, which is deemed to be the proper law of the Agreement.

     12.10 Amendments
     No amendment, supplement, modification or restatement of any provision of this Agreement shall be binding unless it is in writing and signed by each Person that is a Party to this Agreement at the time of the amendment, supplement, modification or restatement.
     12.11 Entire Agreement
     This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     12.12 Waiver
     No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition. Any waiver must be specifically stated as such in writing.
     12.13 Counterparts
     This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties hereto.
     12.14 Ownership of Advisor and Ship Manager
     During the Term, Teekay Corporation shall not transfer, sell or dispose of its interest in or otherwise relinquish Control of the Manager.
[Remainder of This Page Intentionally Left Blank]

     IN WITNESS WHEREOF, this Management Agreement has been duly executed by the Parties hereto as of the date first written above.

TEEKAY TANKERS LTD.	TEEKAY TANKERS MANAGEMENT SERVICES LTD.

By:	By:
Title:	Title:

TEEKAY CORPORATION

(solely as a party to this Agreement for purposes of Section 12.14)

By:
Title:

SCHEDULE A
IPO VESSELS
(As of December ___, 2007)
     The following table lists the Vessels that are presently owned or will be acquired by the Company on or prior to the date of this Agreement. This Schedule may be updated from time to time.

	Capacity		Current	Current	Expiration	Intended
Vessel	(dwt)(1)	Built	Employment	Charterer	of Charter	Flag
Erik Spirit	115,500	2005	Time charter	ConocoPhillips	Dec. 2010(2)	Bahamas
Matterhorn Spirit	114,800	2005	Time charter	Eiger Shipping	Dec. 2009(2)	Bahamas
Everest Spirit	115,000	2004	Pool	—	—	Bahamas
Kanata Spirit	113,000	1999	Time charter	Sabic	May 2008	Bahamas
Kareela Spirit	113,100	1999	Pool	—	—	Bahamas
Kyeema Spirit	113,300	1999	Pool	—	—	Bahamas
Nassau Spirit	107,100	1999	Pool	—	—	Bahamas
Falster Spirit	95,400	1995	Time charter	Skaugen PetroTrans	Jul. 2008	Bahamas
Sotra Spirit	95,400	1995	Pool	—	—	Bahamas

(1)	Deadweight tonnes.

(2)	Time charter begins in December 2007.